Exhibit 99.1

Xencor Announces Strategic Collaboration for Bispecific Programs, including XmAb 14045 and XmAb 13676

- Novartis to receive ex — U.S. Rights to XmAb14045 and XmAb13676

- Xencor retains all U.S. rights to XmAb14045 and XmAb13676

- Collaboration also includes XmAb Bispecific Technology for 4 Novartis targets and access to Xencor Fc Technologies

MONROVIA, Calif., June 28, 2016 /PRNewswire/ —  Xencor, Inc. (Xencor) (NASDAQ:XNCR) announced today that it has entered into a collaboration and license agreement with Novartis to develop and commercialize novel therapeutics, including XmAb®14045 expected to begin clinical development for acute myeloid leukemia in 2016; and XmAb®13676 also expected to begin clinical development for B-cell malignancies in 2016.

“We are excited to move forward in collaboration with Novartis on the development of XmAb14045 and XmAb13676, while maintaining our rights in the U.S.,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “This opportunity to work with and learn from a world leader in the late-stage development and commercialization of immune-oncology drugs gives us the opportunity to take our lead drugs through clinical development and into commercialization in the U.S. and, with the other molecules to be developed, continues to expand the reach of our technology.

Under the terms of the agreement, the parties will collaborate and share development costs for the worldwide development of XmAb14045 and XmAb13676, with Xencor maintaining U.S. commercialization rights and Novartis having commercialization rights in the rest of the world.  Novartis will receive worldwide rights to Xencor’s bispecific technology to develop and commercialize four additional targets selected by Novartis, one of which Xencor may elect to co-detail in the U.S. The bispecific collaboration will include molecular engineering by Xencor. Additionally, Novartis will receive a worldwide non-exclusive license to use Xencor’s XmAb Fc technologies in up to ten molecules.

Xencor will receive a $150 million upfront payment and is eligible to receive clinical, regulatory and sales milestone payments for successful programs. Xencor is also eligible to receive tiered, low double-digit royalties for sales of XmAb14045  and XmAb13676 outside of the U.S., mid-single-digit tiered royalties for worldwide sales of the four proprietary Novartis bi-specific molecules, unless Xencor exercises its right to co-detail one of these molecules and share in the costs and U.S. profit, and  low-single-digit royalties on Novartis molecules incorporating Xencor’s XmAb Fc technology.

Xencor will discuss this collaboration and licensing agreement among additional items today, Tuesday, June 28, 2016, at the Company’s Analyst Day on from 8:30 a.m. - 11:30 a.m. ET in New York City. A live audio webcast of the presentation will be available under the “Events & Presentations” section in the Investors section of the Xencor’s website located at http://investors.xencor.com/events.cfm.

About Xencor’s XmAb® Bispecific Technology
As opposed to traditional monoclonal antibodies that target and bind to a single antigen, bispecific antibodies are designed to elicit multiple biological effects that require simultaneous binding to two different antigen targets. Xencor’s XmAb bispecific Fc domain technology is designed to maintain full-length antibody properties in a bispecific antibody, potentially enabling favorable in vivo half-life and simplified manufacturing.

Efforts at bispecific antibody design are typically frustrated by poor molecular stability, difficulties in production and short in vivo half-life. Xencor has engineered a series of Fc domain variants that spontaneously form stable, heterodimeric bispecific antibodies and that can be made and purified with standard antibody production methods. These bispecific Fc domains are used to generate a broad array of novel drug candidates in a range of molecule formats.

Xencor’s initial bispecific programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3 binding domain). These bispecific antibodies activate T cells at the site of the tumor for highly potent killing of malignant cells. The XmAb Fc domain format allows Xencor to tune the potency of the T-cell killing, potentially improving the tolerability of tumor immunotherapy.

About Xencor’s XmAb Fc Technologies
Xencor’s proprietary XmAb antibody engineering platform creates subtle, precise alterations to the antibody’s Fc domain — the stem of the structure that is responsible for antibodies’ natural immune functions and highly stable structure. These subtle changes elicit dramatically enhanced performance. XmAb Fc domains are plug-and-play and can be substituted into nearly any antibody. The resulting engineered antibodies retain the beneficial stability, pharmacokinetics and ease of development of natural antibodies, and are produced with standard methods for antibody manufacturing.  We have created four lead XmAb Fc domains, each enhancing a key property for antibody therapeutics: our Bispecific, Immune Inhibitor, Cytotoxic and Xtend Fc domains.

About Xencor Inc.
Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of asthma and allergic diseases, autoimmune diseases and cancer. Currently, nine candidates that have been engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internally-discovered programs include: XmAb5871, in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb7195 in Phase 1a development for the treatment of asthma and allergic disease; XmAb®14045 expected to begin clinical development for acute myeloid leukemia in 2016; and XmAb®13676 also expected to begin clinical development for B-cell malignancies in 2016. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Amgen, Merck, Janssen R&D LLC, Alexion, Novo Nordisk and Boehringer Ingelheim.

Xencor Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s officers and any expectations relating to its business, research and development programs, including the XmAb bispecific antibody technology, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of  events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Xencor, Monrovia
John Kuch, 626-737-8013 (investors)
David Rozul, 619-849-5389 Canale Communications for Xencor (media)